Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

April 26, 2018

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER RESULTS

•                  H&P’s U.S. Land contracted rig count increased by approximately 4% from 204 rigs at December 31, 2017 to 213 rigs at March 31, 2018

•                  Quarterly U.S. Land average rig revenue per day increased by over $500 per day or over 2% sequentially

•                  Upgraded 30 FlexRigs® to super-spec(1) capacity since the beginning of fiscal 2018 (October 1, 2017) resulting in 183 super-spec rigs in our fleet today

•                  H&P has been rated 1st in total customer satisfaction for 10 years in a row by EnergyPoint Research(2)

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $12 million or $(0.12) per diluted share from operating revenues of $577 million for the second quarter of fiscal 2018.  The net loss per diluted share includes $(0.07) of after-tax losses comprised of select items(3). Net cash provided by operating activities was $125 million for the second quarter of fiscal 2018.

President and CEO John Lindsay commented, “Second quarter operational results were strong and our team continued to execute in superb fashion in this steadily improving environment. Higher crude oil prices bolstered increases in the U.S. rig count which in turn supported rig pricing improvements during the quarter.

“The demand for super-spec rigs continues to persist as the industry’s super-spec fleet remains nearly 100% utilized. H&P leads the way with more than 40% of the super-spec market share in U.S. Land. We also have approximately 50% of the industry’s idle rig capacity not already at super-spec capability that can be readily upgraded to those specifications in the current pricing environment. Our robust financial position and the composition of our fleet continues to drive our ability to respond to current and future FlexRig demand. Given the tightening market conditions for FlexRigs and the value proposition we provide for customers, we expect increases in average dayrates for our rigs in the U.S. Land spot market to accelerate during the next few months.

“The Permian is the most active basin in the U.S. and has been the epicenter of the industry’s recovery. H&P has 107 rigs operating in the region, providing us with a leading market share of more than 20% and we expect our rig count to continue to grow throughout the next several months. Our attention to work-force staffing during the last downturn continues to enable us to effectively manage tightening labor market conditions in the Permian.

“The strengthening of crude oil prices has also been encouraging for our international and offshore businesses as we have seen a rise in the number of inquiries and opportunities in these segments.

“Our subsidiaries, MOTIVE® Drilling Technologies, Inc. and MagVAR, remain at the technological forefront of providing value-added services in improving overall well economics for our customers. These businesses are growing activity at impressive rates as the importance of wellbore quality and placement is increasing, while at the same time longer laterals and tighter well spacing are becoming more and more prevalent.  These technology offerings, combined with our digital FlexRig platform, continue to provide significant value for our customers going forward.

“Our relentless focus on our customers was recognized by EnergyPoint Research during the second quarter. For 10 years in a row, H&P has received the top customer satisfaction ranking in the industry.  This is driven by our commitment to service, but also our ability to deliver stellar performance with our Family of SolutionsTM.”

(more)

Operating Segment Results for the Second Quarter of Fiscal 2018

U.S. Land Operations:

Segment operating income increased by $2.3 million to $27.1 million sequentially.  Positive operating results continue to be supported by sequential increases in both quarterly revenue days and average rig revenue per day.  The segment’s depreciation expense for the quarter includes non-cash charges of $7.1 million for abandonments of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $7.2 million during the first fiscal quarter of 2018.

The number of quarterly revenue days increased sequentially by approximately 2%.  Adjusted average rig revenue per day increased by $544 to $22,711(4) as pricing continued to improve throughout the quarter.  The average rig expense per day increased sequentially by $540 to $14,086.  The corresponding adjusted average rig margin per day was roughly flat at $8,625(4) for the second fiscal quarter.

Offshore Operations:

Segment operating income decreased by $3.3 million to $5.4 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs decreased sequentially by approximately 2%, and the average rig margin per day decreased sequentially by $2,871 to $9,504 primarily due to unfavorable adjustments to self-insurance expenses.  Management contracts on customer-owned platform rigs contributed approximately $5.1 million to the segment’s operating income, compared to approximately $6.5 million during the prior quarter.

International Land Operations:

The segment had an operating loss this quarter as compared to operating income during the previous quarter.  The $4.2 million sequential decrease in operating income was primarily attributable to favorable adjustments that benefited the prior quarter (ended December 31, 2017).  Revenue days decreased during the quarter by 4% to 1,530.  The average rig margin per day decreased by $2,818 to $8,533.

Operational Outlook for the Third Quarter of Fiscal 2018

U.S. Land Operations:

•                  Quarterly revenue days expected to increase by approximately 7% sequentially

•                  Average rig revenue per day expected to be roughly $23,000 (excluding any impact from early termination revenue, including impact of labor cost adjustments)

•                  Average rig expense per day expected to be roughly $14,400 (including impact of labor cost adjustments)

Offshore Operations:

•                  Quarterly revenue days expected to increase by approximately 15% sequentially

•                  Average rig margin per day expected to be approximately $10,500

•                  Management contracts expected to generate approximately $4 to $5 million in operating income

International Land Operations:

•                  Quarterly revenue days expected to increase by approximately 5% to 10% sequentially

•                  Average rig margin per day expected to be roughly $9,000

Other Estimates for Fiscal 2018

•                  Capital expenditures are still expected to be in the range of approximately $400 to $450 million.

•                  The estimate for general and administrative expenses for fiscal 2018 is now approximately $190 million.

•                  Depreciation is now expected to be approximately $585 million, inclusive of abandonment charges estimated at roughly $35 million.

Other Highlights

•                  Upgraded 30 FlexRigs to super-spec(1) capacity since the beginning of fiscal 2018 (October 1, 2017) resulting in 183 super-spec rigs in our fleet today.

•                  On March 5, 2018, MOTIVE, a wholly-owned subsidiary of H&P, announced that the company had set a new record of five million feet of directional drilling using its automated bit guidance system.

•                  Recently, Rig 608, a super-spec FlexRig3, working for an operator in the Utica Shale, drilled a total measured depth well of approximately 30,130 feet with an extended reach lateral measuring approximately 19,300 feet.  This was completed in approximately 20 days (from spud to release).

•                  On March 7, 2018, Directors of the Company declared a quarterly cash dividend of $0.70 per share on the Company’s common stock payable June 1, 2018 (as filed on Form 8-K at the time of the declaration).

Select Items Included in Net Income (or Loss) per Diluted Share

Second Quarter of Fiscal 2018 net loss of $(0.12) per diluted share included $(0.07) in after-tax losses comprised of the following:

•                  $0.01 of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(5) in calculating the Company’s new deferred income tax liability

•                  $0.03 of after-tax income from long-term contract early termination compensation from customers

•                  $0.04 of after-tax gains related to the sale of used drilling equipment

•                  $(0.09) of after-tax losses from discontinued operations related to adjustments resulting from currency devaluation

•                  $(0.06) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

First Quarter of Fiscal 2018 net income of $4.55 per diluted share included $4.57 in after-tax gains comprised of the following:

•                  $4.55 of income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act in calculating the Company’s new deferred income tax liability

•                  $0.03 of after-tax income from long-term contract early termination compensation from customers

•                  $0.04 of after-tax gains related to the sale of used drilling equipment

•                  $(0.05) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of April 26, 2018, the Company’s fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

(2) EnergyPoint Research published its annual Oilfield Products & Services Customer Satisfaction Survey results on February 7, 2018.  Many in the industry use this independent survey as a benchmark for measuring customer satisfaction within oilfield services.

(3) See the corresponding section of this release for details regarding the select items.

(4) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(5) On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, effective January 1, 2018.  H&P continues to analyze the effect of the new tax law on the Company’s tax position, which may result in further adjustments to our income tax provision.

Contact: Investor Relations
investor.relations@hpinc.com
(918) 588-5190

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended March 31
CONSOLIDATED STATEMENTS OF	March 31	December 31	March 31
OPERATIONS	2018	2017	2017	2018	2017

Operating Revenues:
Drilling — U.S. Land	$482,729	$461,640	$330,967	$944,369	$594,603
Drilling — Offshore	32,983	33,366	36,235	66,349	70,047
Drilling — International Land	52,459	63,214	34,757	115,673	102,788
Other	9,313	5,867	3,324	15,180	6,435
	$577,484	$564,087	$405,283	$1,141,571	$773,873

Operating costs and expenses:
Operating costs, excluding depreciation and amortization	385,556	373,083	296,829	758,639	544,508
Depreciation and amortization	145,675	143,267	152,777	288,942	286,624
General and administrative	48,325	46,548	33,519	94,873	67,781
Research and development	4,436	3,234	2,719	7,670	5,527
Income from asset sales	(5,255)	(5,565)	(14,889)	(10,820)	(15,731)
	578,737	560,567	470,955	1,139,304	888,709

Operating income (loss)	(1,253)	3,520	(65,672)	2,267	(114,836)

Other income (expense):
Interest and dividend income	1,847	1,724	1,338	3,571	2,328
Interest expense	(6,028)	(5,773)	(6,084)	(11,801)	(11,139)
Other	(121)	530	174	409	561
	(4,302)	(3,519)	(4,572)	(7,821)	(8,250)

Income (loss) from continuing operations before income taxes	(5,555)	1	(70,244)	(5,554)	(123,086)
Income tax benefit	(3,922)	(500,641)	(21,771)	(504,563)	(40,059)
Income (loss) from continuing operations	(1,633)	500,642	(48,473)	499,009	(83,027)

Income (loss) from discontinued operations, before income taxes	1,263	(519)	(94)	744	(518)
Income tax provision	11,509	17	251	11,526	336
Loss from discontinued operations	(10,246)	(536)	(345)	(10,782)	(854)

NET INCOME (LOSS)	$(11,879)	$500,106	$(48,818)	$488,227	$(83,881)

Basic earnings per common share:
Income (loss) from continuing operations	$(0.03)	$4.57	$(0.45)	$4.55	$(0.77)
Loss from discontinued operations	$(0.09)	$—	$—	$(0.10)	$(0.01)

Net income (loss)	$(0.12)	$4.57	$(0.45)	$4.45	$(0.78)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.03)	$4.55	$(0.45)	$4.53	$(0.77)
Loss from discontinued operations	$(0.09)	$—	$—	$(0.10)	$(0.01)

Net income (loss)	$(0.12)	$4.55	$(0.45)	$4.43	$(0.78)

Weighted average shares outstanding:
Basic	108,868	108,683	108,565	108,775	108,419
Diluted	108,868	109,095	108,565	109,212	108,419

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	March 31	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2018	2017

ASSETS
Cash and cash equivalents	$334,764	$521,375
Short-term investments	45,270	44,491
Other current assets	750,949	669,398
Current assets of discontinued operations	—	3
Total current assets	1,130,983	1,235,267
Investments	73,356	84,026
Net property, plant, and equipment	4,898,525	5,001,051
Other assets	158,928	119,644

TOTAL ASSETS	$6,261,792	$6,439,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$340,107	$344,311
Current liabilities of discontinued operations	78	74
Total current liabilities	340,185	344,385
Non-current liabilities	910,330	1,434,098
Non-current liabilities of discontinued operations	14,691	4,012
Long-term debt less unamortized discount and debt issuance costs	493,433	492,902
Total shareholders’ equity	4,503,153	4,164,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,261,792	$6,439,988

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Six Months Ended
	March 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2018	2017
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$488,227	$(83,881)
Adjustment for loss from discontinued operations	10,782	854
Income (loss) from continuing operations	499,009	(83,027)
Depreciation and amortization	288,942	286,624
Changes in assets and liabilities	(602,248)	(54,364)
Income from asset sales	(10,820)	(15,731)
Other	22,207	16,856
Net cash provided by operating activities from continuing operations	197,090	150,358
Net cash used in operating activities from discontinued operations	(96)	(80)
Net cash provided by operating activities	196,994	150,278

INVESTING ACTIVITIES:
Capital expenditures	(191,202)	(175,303)
Purchase of short-term investments	(36,784)	(37,899)
Payment for acquisition of business, net of cash acquired	(47,886)	—
Proceeds from sale of short-term investments	32,020	34,000
Proceeds from asset sales	17,826	13,459
Net cash used in investing activities	(226,026)	(165,743)

FINANCING ACTIVITIES:
Dividends paid	(153,433)	(152,617)
Proceeds from stock option exercises	1,645	10,372
Payments for employee taxes on net settlement of equity awards	(5,791)	(6,105)
Net cash used in financing activities	(157,579)	(148,350)

Net decrease in cash and cash equivalents	(186,611)	(163,815)
Cash and cash equivalents, beginning of period	521,375	905,561
Cash and cash equivalents, end of period	$334,764	$741,746

“As adjusted” — Effective October 1, 2017, we adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The cash flow statement for the six months ended March 31, 2017 has been adjusted to reflect changes that were applied retrospectively from that adoption.

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
SEGMENT REPORTING	2018	2017	2017	2018	2017
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$482,729	$461,640	$330,967	$944,369	$594,603
Direct operating expenses	317,688	299,064	238,249	616,752	408,855
General and administrative expense	14,011	13,993	12,573	28,004	24,215
Depreciation	123,955	123,838	131,995	247,793	244,271
Segment operating income (loss)	$27,075	$24,745	$(51,850)	$51,820	$(82,738)

Revenue days	18,666	18,362	13,166	37,028	22,950
Average rig revenue per day	$22,928	$22,400	$22,654	$22,666	$23,564
Average rig expense per day	$14,086	$13,546	$15,612	$13,818	$15,438
Average rig margin per day	$8,842	$8,854	$7,042	$8,848	$8,126
Rig utilization	59%	57%	42%	58%	36%

OFFSHORE OPERATIONS
Revenues	$32,983	$33,366	$36,235	$66,349	$70,047
Direct operating expenses	23,595	21,122	26,023	44,717	48,868
General and administrative expense	1,106	1,165	902	2,271	1,818
Depreciation	2,833	2,354	3,398	5,187	6,665
Segment operating income	$5,449	$8,725	$5,912	$14,174	$12,696

Revenue days	450	460	595	910	1,239
Average rig revenue per day	$33,583	$35,776	$36,006	$34,692	$33,569
Average rig expense per day	$24,079	$23,401	$25,189	$23,737	$22,929
Average rig margin per day	$9,504	$12,375	$10,817	$10,955	$10,640
Rig utilization	63%	63%	77%	63%	77%

INTERNATIONAL LAND OPERATIONS
Revenues	$52,459	$63,214	$34,757	$115,673	$102,788
Direct operating expenses	39,249	46,737	32,181	85,986	85,531
General and administrative expense	832	1,132	920	1,964	1,589
Depreciation	13,073	11,811	12,633	24,884	25,820
Segment operating income (loss)	$(695)	$3,534	$(10,977)	$2,839	$(10,152)

Revenue days	1,530	1,587	870	3,117	2,027
Average rig revenue per day	$32,796	$38,039	$37,340	$35,465	$47,923
Average rig expense per day	$24,263	$26,688	$33,649	$25,497	$38,936
Average rig margin per day	$8,533	$11,351	$3,691	$9,968	$8,987
Rig utilization	45%	45%	25%	45%	29%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$54,750	$50,315	$32,704	$105,065	$53,802
Offshore Operations	$5,199	$4,098	$6,066	$9,297	$10,497
International Land Operations	$2,281	$2,861	$2,272	$5,142	$5,649

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
	2018	2017	2017	2018		2017
Operating income (loss)
U.S. Land	$27,075	$24,745	$(51,850)	$51,820		$(82,738)
Offshore	5,449	8,725	5,912	14,174		12,696
International Land	(695)	3,534	(10,977)	2,839		(10,152)
Other	(7,015)	(7,317)	(1,134)	(14,332)		(3,183)
Segment operating income (loss)	$24,814	$29,687	$(58,049)	$54,501		$(83,377)
Corporate general and administrative	(28,267)	(28,549)	(19,124)	(56,816)		(40,159)
Other depreciation	(3,418)	(3,545)	(3,822)	(6,963)		(7,899)
Inter-segment elimination	363	362	434	725		868
Income from asset sales	5,255	5,565	14,889	10,820		15,731
Operating income (loss)	$(1,253)	$3,520	$(65,672)	$2,267		$(114,836)

Other income (expense):
Interest and dividend income	1,847	1,724	1,338	3,571		2,328
Interest expense	(6,028)	(5,773)	(6,084)	(11,801)		(11,139)
Other	(121)	530	174	409		561
Total other income (expense)	(4,302)	(3,519)	(4,572)	(7,821)		(8,250)

Income (loss) from continuing operations before income taxes	$(5,555)	$1	$(70,244)	$(5,55	4)	$(123,086)

SUPPLEMENTARY STATISTICAL INFORMATION

The tables and information that follow are additional statistical information that may also help provide further clarity and insight into the operations of the Company.

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	March 31	December 31
	2018	2017
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$217	$233
Total impact per revenue day:	$217	$233

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 26	March 31	December 31	Q2FY18
	2018	2018	2017	Average
U.S. Land Operations
Term Contract Rigs	128	125	102	118.5
Spot Contract Rigs	88	88	102	88.9
Total Contracted Rigs	216	213	204	207.4
Idle or Other Rigs	134	137	146	142.6
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 04/26/18)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY18	FY18	FY19	FY19	FY19	FY19	FY20
U.S. Land Operations	124.5	103.1	89.1	51.2	38.8	30.4	21.4
International Land Operations	10.0	10.0	10.0	10.0	10.0	10.0	9.0
Offshore Operations	1.9	0.3	—	—	—	—	—
Total	136.4	113.4	99.1	61.2	48.8	40.4	30.4

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 04/26/18. Given notifications as of 04/26/18, the Company expects to generate approximately $2 million in the third fiscal quarter of 2018 and approximately $3 million over the next 6 months from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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